UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2015

Everyday Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36371	80-0036062
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
345 Hudson Street, 16th Floor New York, NY	10014
(Address of principal executive office)	(Zip Code)
Registrant’s telephone number, including area code: (646) 728-9500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President

On January 18, 2015, Everyday Health, Inc. (the “Company”) entered into a letter agreement with Michael du Toit to become its President. Mr. du Toit, 62, is expected to start in his role as President in February 2015. On February 9, 2015, the Company issued a press release announcing the appointment of Mr. du Toit.

The letter agreement with Mr. du Toit sets forth the terms and conditions of his employment. Pursuant to the letter agreement, Mr. du Toit will receive an annual base salary of $400,000, which will be increased to $425,000 in January 2016, as well as a sign-on bonus of $200,000. Mr. du Toit is eligible for an annual bonus with a target of 100% of his then-current base salary based on the achievement of certain corporate performance objectives. Mr. du Toit will also receive the following equity awards: (i) 110,000 restricted stock units to be granted upon commencement of employment, which shall vest in installments in November 2015, November 2016 and November 2017; (ii) 40,000 restricted stock units to be granted in the first quarter of 2015, which shall vest in March 2016 subject to the Company’s 2015 financial performance; and (iii) 40,000 restricted stock units to be granted in the first quarter of 2016, which shall vest in March 2017 subject to the Company’s 2016 financial performance. Mr. du Toit is eligible for reimbursement for travel, living and other reasonable business expenses.

Mr. du Toit’s employment is at will and may be terminated at any time, with or without cause. However, in the event that Mr. du Toit is terminated without cause or resigns for good reason, he will receive (i) 12 months of his then-current base salary; (ii) his then-current target bonus; and (iii) acceleration and vesting of all unvested awards pursuant to his initial 110,000 restricted stock unit award. Upon a change in control, 50% of the unvested awards pursuant to each of the restricted stock unit awards described in the previous paragraph then held by Mr. du Toit will accelerate and vest. As a condition of his employment, Mr. du Toit was required to execute the Company’s standard assignment of inventions, confidentiality, non-competition and non-solicitation agreement.

Mr. du Toit has been an executive at Publicis Groupe S.A., the third largest advertising and media company in the world, for the past nine years. From June 2014 until February 2015, Mr. du Toit served as Global Group President for Publicis Healthcare Communications Group, the largest healthcare communications network in the world, and was responsible for Digitas Health Lifebrands, Publicis Lifebrands Medicus and Medicus International, leading advertising and marketing communications companies servicing the health and wellness industries. From March 2012 until June 2014, Mr. du Toit served as President of Publicis Healthcare Communications Group. From July 2011 until March 2012, Mr. du Toit served as President of Digitas Health and Razorfish Health. From 2006 until March 2012, Mr. du Toit held senior executive positions at Digitas Health, where he was a founding member, and at Razorfish Health. Mr. du Toit also spent five years at Glaxo where as Vice President of Marketing he was responsible for launching several blockbuster pharmaceutical products. Mr. du Toit started his career at Unilever and has also worked at Grey Global Group and BBD&O. Mr. du Toit received a B.S. in Economics and Marketing from Stellenbosch University in South Africa.

The foregoing summary of the letter agreement with Mr. du Toit is not intended to be complete and is qualified in its entirety by reference to the full text of the letter agreement to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2015.

Resignation of Chief Operating Officer

On February 3, 2015, the Company entered into a transition agreement with Paul Slavin, its Executive Vice President, Chief Operating Officer, pursuant to which Mr. Slavin will leave the Company, effective as of March 31, 2015. Mr. Slavin will serve as Executive Vice President, Special Advisor to the Chief Executive Officer from February 3, 2015 through March 31, 2015.

Pursuant to the transition agreement, Mr. Slavin will receive (i) a separation payment of $350,000 pursuant to the offer letter between Mr. Slavin and the Company, as amended, and (ii) $750,000 in exchange for transition and advisory services provided by Mr. Slavin to the Company through September 30, 2016.

The foregoing summary of the transition agreement with Mr. Slavin is not intended to be complete and is qualified in its entirety by reference to the full text of the transition agreement to be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everyday Health, Inc.

Date: February 9, 2015	By:	/s/ Alan Shapiro
		Name:	Alan Shapiro
		Title:	Executive Vice President and
General Counsel